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                            National Re Corporation
                              777 Long Ridge Road
                               Stamford, CT 06904
                                 (203) 329-7700
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 30, 1996
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To Our Stockholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of National Re Corporation, a Delaware corporation (the 'Company'), will be held at 10:00 a.m., local time, on September 30, 1996 at the Company's corporate headquarters, 777 Long Ridge Road, Stamford, Connecticut, and any adjournments or postponements thereof (the 'Special Meeting'). The Special Meeting is called for the purpose of considering and voting upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), by and among General Re Corporation ('General Re'), N Acquisition Corporation ('Sub') and the Company. Pursuant to the Merger Agreement (i) the Company will be merged with and into Sub, with Sub as the surviving corporation and (ii) each outstanding share of the Company's common stock (subject to the exceptions and limitations set forth in the Merger Agreement) at the Effective Time (as defined herein) will be converted into the right to receive, at each stockholder's election, (a) $53 in General Re common stock; provided that General Re will not issue more than .39259 nor less than
 .32121 shares of General Re common stock per share of the Company's common stock or (b) $53 in cash, without any interest thereon. Such elections will be subject to certain proration procedures, which provide generally that the total cash portion of the consideration paid by General Re cannot exceed 50% of the value of the outstanding shares of the Company's common stock. A copy of the Merger Agreement is included as Annex I to the attached Proxy Statement/Prospectus. The proposed merger and other related matters are more fully described in the attached Proxy Statement/Prospectus and the Annexes thereto.

     2. The transaction of such other business as may properly come before the Special Meeting.

     The close of business on August 26, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of the Company's common stock on the record date are entitled to vote at the Special Meeting.

     In connection with the proposed merger, dissenters' rights will be available to those stockholders of the Company who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the 'DGCL'), a copy of which is included as Annex V to the attached Proxy Statement/Prospectus. Reference is made to the section entitled 'The Merger--Dissenters' Rights' in the attached Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting dissenters' rights in connection with the proposed merger under Section 262 of the DGCL.
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     Whether or not you plan to attend the Special Meeting in person, and regardless of the number of shares of common stock you own, please complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may revoke your proxy at any time before the authority granted by it is exercised. If you attend the Special Meeting, you may vote in person even if you have previously returned an executed proxy.

                                          By Order of the Board of Directors
                                          Anne M. Quinn
                                          Secretary

Date: August 27, 1996

                            YOUR VOTE IS IMPORTANT.
                PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.
    FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

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